EXHIBIT 99.1

Pacific Green Completes Sale of 250MW / 500 MWh Limestone Coast North Battery Energy Park Development

Sydney, March 20, 2025 (GLOBE NEWSWIRE) -- Pacific Green Technologies, Inc. ("Pacific Green", OTCQB: PGTK) announces that it has reached Financial Close and completed the sale of 100% of the shares in its Limestone Coast North Energy Park to Intera Renewables (Intera) in a deal representing an enterprise value of A$460 million (US$293 million) (the “Transaction”).

The Limestone Coast North Energy Park is Pacific Green’s 250MW / 500MWh battery energy storage development and is one of two battery parks to be co-located on a site in the south east of South Australia. The project is the first of the company’s 10GWh Australian project pipeline to reach Financial Close. This achievement underscores Pacific Green’s commitment to delivering innovative energy solutions and contributing to a sustainable future.

With the transaction now completed, ownership of the energy park will be transferred to Intera. Intera is the renewable energy platform established, and majority owned by funds managed by Palisade Investment Partners (Palisade), an Australian based infrastructure and real assets manager.

Notice to Proceed has been issued to Gransolar Group as Balance of Plant contractor who will begin construction this month, with commercial operations targeted for February 2027. In addition, Notice to Proceed has been issued to Trina Storage to supply the 250MW / 500MWh battery energy storage system (BESS).

Pacific Green will continue its involvement as construction manager, directing Gransolar and Trina Storage. Leveraging its 50-strong Shanghai-based support team, Pacific Green will also provide supply chain management and quality assurance for the project. This will ensure the highest standards of execution, drawing on Pacific Green’s extensive experience delivering utility-scale BESS and renewable energy assets.

The rapid progression of the project from inception to Financial Close highlights Pacific Green’s market-leading development model. This focuses on creating robust opportunities for investors seeking sustainable returns, through close management of every aspect of project development. Pacific Green’s team has brought Limestone Coast North through site acquisition planning and grid approvals, battery energy storage system (BESS) procurement, community engagement, appointment of construction and operational contractors and securing a long term offtake agreement with Zen Energy.

Scott Poulter, Pacific Green’s CEO, commented: “With Limestone Coast North, our team has capitalised on our global footprint to create a template for the responsible development and financing of utility-scale storage in Australia. Key to this has been cultivating strong relationships with respected partners like Palisade and Zen Energy, Gransolar and Trina Storage who share our commitment to bringing stability to the Australian grid.”

Simon Parbery, Executive Director for Palisade, stated: “We are delighted to achieve this significant milestone for Intera, and look forward to partnering with Pacific Green in delivering this key project through to commissioning and operations, providing both sustainable long-term returns to Intera’s investors and supporting Australia’s energy de-carbonation ambitions.

Joel Alexander, Pacific Green Australia CEO and Managing Director, commented: “I am delighted this transaction has reached Financial Close. The relative speed in which we’ve got to this point is testament to our market leading development model but also to the two teams involved; our own and our counterparts at Intera and Palisade. I am truly thrilled to commence construction and deliver one of South Australia’s largest energy parks.”

Palisade were advised by Macquarie Capital, Kidder Williams, KWM, Clayton Utz and Ekistica.

Pacific Green was advised by Azure Capital, WSP and Allens Linklaters. Development capital was provided by Australian Philanthropic Services Foundation.

About Pacific Green Technologies, Inc.:

Pacific Green is a global energy storage and environmental technology company, on a mission to advance the transition to sustainable energy solutions.

The business is focused on rapidly building a global portfolio of utility-scale battery energy storage systems (BESS), with a current pipeline of 14GWh of energy storage capacity in development, construction or operation.

Pacific Green’s team brings together extensive technology, project development and project finance expertise – having commercialised numerous pioneering technologies and steered major international energy and infrastructure projects successfully through financing and development.

This in-house expertise is complemented by strategic relationships cultivated with trusted partners at all levels of the global environmental supply chain – providing access to the very best technology and manufacturing capabilities on offer, alongside internationally respected financial institutions and project partners.

For more information, visit Pacific Green’s website:
www.pacificgreen.com

About Palisade

Palisade is a specialist, independent global infrastructure and real assets manager that provides institutional and wholesale investors with access to infrastructure and infrastructure-like projects through tailored portfolios and co-mingled funds. Palisade’s multi-disciplinary and experienced team focuses on attractive mid-market assets that are essential to the efficient functioning of the communities and economies they serve.

Palisade is an early investor in the clean energy sector and manages and operates a diverse portfolio of renewable energy assets in Australia and the US. These assets total over 2GW of installed generation capacity on a 100% ownership basis, including 1.5GW in Australia, making Palisade one of Australia’s largest renewable energy investors.

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the continued development of Limestone Coast North BESS project, any potential business developments and future interest in the Company’s battery, solar and emissions control technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the continuation of the development of Limestone Coast North project, general economic and political conditions, and the ongoing impact of the COVID-19 pandemic. These forward- looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-K for the most recent fiscal year, the Company’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Georgia Bollard - Public Relations, Marketing and Engagement Manager, Pacific Green (Australia)

T: +61 450 454 434
E: georgia.bollard@pacificgreen.com